Exhibit (99)

Cardinal Bankshares Corporation

101 Jacksonville Circle

Floyd, Virginia 24091

Contact:	Leon Moore	Telephone: (540) 745-4191
	Chairman of the Board and CEO	FAX: (540) 745-4133

Ray A. Fleming
Executive Vice President and CFO

June 10, 2004	Traded: OTC Bulletin Board	Symbol: CDBK

For Immediate Release

Cardinal Bankshares Corporation Announces $.23 Per Share Cash Dividend On Common Stock

FLOYD, VA - Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK), parent company for the Bank of Floyd, today announced that its board of directors approved a regular semi-annual cash dividend of $.23 per share. Leon Moore, chairman and chief executive officer reported, “We are pleased once again to see our shareholders rewarded with yet another dividend increase. The dividend declared by the board of directors represents a 4.5% increase over the $.22 per share paid in June of 2003.”

The cash dividend is payable on June 30, 2004, to shareholders of record as of the close of business on June 24, 2004.

“Based on the closing market price of Cardinal Bankshares stock on June 9, 2004, the dividend declaration date, total dividends declared for the preceding twelve months of $.48 per share represents a dividend yield of 2.4%,” added Ray Fleming, executive vice president and chief financial officer.

Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK) had assets of $188.3 million and stockholders’ equity of $25.0 million at March 31, 2004. Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office located in Floyd, Virginia and its branch locations in Christiansburg, Hillsville, Roanoke and Willis, Virginia.

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This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-KSB report and other documents filed with the Securities and Exchange Commission.